PRESS RELEASE

Global CPG Veteran and Brand Leader Matt Shattock Elected to Clorox Board; Director Jeffrey Noddle to Retire

OAKLAND, Calif., July 26, 2018 – The Clorox Company (NYSE:CLX) today announced the election of Matthew J. Shattock, chairman and CEO of Beam Suntory Inc., to its board of directors, effective as of the close of business on Aug. 1, 2018. Shattock has helmed Beam Suntory during a period of global market outperformance, strategy transformation and value creation, including the successful integration of the Beam and Suntory spirits businesses. Retired Executive Chairman of SuperValu Inc. Jeffrey Noddle, 72, will retire from the board, in November 2018, in accordance with the company’s corporate governance guidelines.

“As a veteran leader in the consumer packaged goods industry with global experience across many categories, Matt will add great perspective and value to our board,” said Clorox lead director Pamela Thomas-Graham. “After joining Beam in 2009, he led the company through exponential growth of its iconic brands and has gone on to lead the successful transformation of the company. His strong track record of driving growth through innovation, brand communication and operational excellence, plus his deep-seated commitment to corporate citizenship, are a strong fit for Clorox as we continue to build our company to drive profitable growth with purpose-driven brands that provide superior value to our consumers.

“We will miss Jeff when he retires later this year,” Thomas-Graham went on to say. “With his experience in the consumer packaged goods industry, he’s brought great skills and expertise to the board in a variety of important areas, and he’s made many contributions for the benefit of our stockholders during his nearly six years of service.”

Shattock, 55, is chairman and CEO of Beam Suntory Inc., the world’s third-largest premium spirits company. He has led Beam since 2009, first as an operating unit of Fortune Brands, next as a standalone public company, and then following its acquisition by Suntory Holdings Limited in 2014. Prior to joining Beam, Shattock held executive leadership roles during six years at confectionery company Cadbury PLC and previous to that during 16 years at global consumer goods company Unilever.

Shattock earned his bachelor’s degree with honors from Durham University in 1982. He also attended the Royal Military Academy at Sandhurst and served as a tank troop commander in the British Army. In addition to serving as chairman of Beam Suntory, Shattock also serves as a director of VF Corporation and of Suntory Holdings Limited.

Additional information about The Clorox Company board of directors can be found at www.thecloroxcompany.com.

The Clorox Company

The Clorox Company (NYSE: CLX) is a leading multinational manufacturer and marketer of consumer and professional products with approximately 8,700 employees worldwide and fiscal year 2017 sales of $6 billion. Clorox markets some of the most trusted and recognized consumer brand names, including its namesake bleach and cleaning products; Pine-Sol® cleaners; Liquid Plumr® clog removers; Poett® home care products; Fresh Step® cat litter; Glad® bags, wraps and containers; Kingsford® charcoal; Hidden Valley® dressings and sauces; Brita® water-filtration products; Burt's Bees® natural personal care products; RenewLife® digestive health products; and Rainbow Light®, Natural Vitality® and Neocell® dietary supplements. The company also markets brands for professional services, including Clorox Healthcare® and Clorox Commercial Solutions®. More than 80 percent of the company's sales are generated from brands that hold the No. 1 or No. 2 market share positions in their categories.

Clorox is a signatory of the United Nations Global Compact, a community of global leaders committed to sustainability. The company has been broadly recognized for its corporate responsibility efforts, most notably being named to the Drucker Institute’s 2017 Management Top 250 list, The Just 100: America’s Top Citizens list, CR Magazine's 2018 Best Corporate Citizens list and the first sector-neutral Bloomberg Gender Equality Index in 2018. In support of its communities, The Clorox Company and its foundations contributed about $11 million in combined cash grants, product donations and cause marketing in fiscal year 2017. For more information, visit TheCloroxCompany.com, including the Good Growth blog, and follow the company on Twitter at @CloroxCo.

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Media Relations
Aileen Zerrudo 510-271-3075, aileen.zerrudo@clorox.com
Naomi Greer 510-271-7892, naomi.greer@clorox.com

Investor Relations
Lisah Burhan 510-271-3269, lisah.burhan@clorox.com
Joel Ramirez 510-271-3012, joel.ramirez@clorox.com